Exhibit 15.2

March 30, 2022

Securities and Exchange Commission 100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by XTL Biopharmaceuticals Ltd pursuant to Item 16F(a) of Form 20-F (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Annual Report on Form 20-F of XTL Biopharmaceuticals Ltd dated March 30, 2022. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Kesselman & Kesselman

Kesselman & Kesselman Certified Public Accountants (lsr.)

A member firm of PricewaterhouseCoopers International Limited

Tel-Aviv, Israel March 30, 2022

Kesselman & Kesselman, Pwc Israel, 146 Derech Menachem Begin St. Tel-Aviv 6492103, P.O Box 7187 Tel-Aviv 6107120 Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556,

www.pwc.com/il